Chaparral Energy Receives Continued Listing Standard Notice From NYSE
Oklahoma City, March 5, 2020 — Chaparral Energy, Inc. (NYSE: CHAP) (the “Company”) announced today that on February 28, 2020, the Company was notified by the New York Stock Exchange (“NYSE”) that the average closing price of the Company’s shares of common stock had fallen below $1.00 per share over a period of 30 consecutive trading days, which is the minimum average share price for continued listing on the NYSE. Under the NYSE’s rules, the Company has six months following receipt of the notification to regain compliance with the minimum share price requirement.
Under NYSE rules, the Company can regain compliance at any time during the six-month cure period if on the last trading day of any calendar month during the cure period, its common stock has a closing share price of at least $1.00 and an average closing share price of at least $1.00 over the 30 trading-day period ending on the last trading day of that month.
The NYSE notification does not affect the Company’s business operations or its SEC reporting requirements and does not conflict with or cause an event of default under any of the Company’s material debt or other agreements.
The Company will be notifying the NYSE of its intent to cure the deficiency and return to compliance with the NYSE continued listing requirements.

About Chaparral
Chaparral Energy, Inc. (NYSE: CHAP) is an independent oil and natural gas exploration and production company headquartered in Oklahoma City. Founded in 1988, Chaparral has over 210,000 net surface acres in the Mid-Continent region. The company is focused on Oklahoma’s STACK/Merge Play, where it has over 120,000 net surface acres primarily in Kingfisher, Canadian and Garfield counties. For more information, visit chaparralenergy.com.

Investor Contact
Scott Pittman

Chief Financial Officer

405-426-6700

investor.relations@chaparralenergy.com